EXHIBIT 99.1

PRESS RELEASE                         Source: Rick's Cabaret International, Inc.

RICK'S CABARET COMPLETES ACQUISITION OF CONTROL OF NEW GENTLEMEN'S CLUB IN AUSTIN, TEXAS
Friday November 10, 12:38 pm ET

HOUSTON--(BUSINESS WIRE)--Rick's  Cabaret  International, Inc. (NASDAQ: RICK -
                                                                        ----
News), the national chain of adult entertainment nightclubs, has completed the
----
acquisition of a 51 percent interest in a new 22,000-square-foot gentlemen's club in the fast-growing Highway 290 section of Austin, Texas. The newest Rick's Cabaret at 8110 Springdale Road will have its grand opening on November 16th.

"This will be one of the most exciting new gentlemen's clubs in the country," said Eric Langan, CEO of Rick's Cabaret. "There has been a lot of interest from first class entertainers who want to perform in this great new club, from prospective employees, and from customers who want to enjoy the famous Rick's Cabaret experience -- beautiful women, unequaled customer service and friendliness, plus a great steakhouse in a luxurious setting."

Upon the closing today the company's wholly owned subsidiary RCI Entertainment (Austin), Inc. paid $500,000 in cash for controlling interest in the club and the company issued 125,000 shares of the company's restricted common stock valued at $8 per share to the current owner of Playmates Gentleman's Club.

The acquisition is the fourth transaction this year for Rick's Cabaret, bringing the total number of clubs owned or operated by the company to 13.

Austin, with a current population of 1.4 million, is one of the fastest growing cities in the United States increasing its population by nearly 50 percent in the past decade, according to the Texas Office of Economic Development and Tourism.

About Rick's Cabaret

Rick's  Cabaret International, Inc. (NASDAQ: RICK - News) operates upscale adult
                                             ----   ----
nightclubs serving primarily businessmen and professionals that offer live adult entertainment, restaurant and bar operations. The company owns and operates or licenses adult nightclubs in New York City, New Orleans, Charlotte, Houston, Minneapolis and other cities under the names "Rick's Cabaret," "XTC" and "Club Onyx." No sexual contact is permitted at any of these locations. Rick's Cabaret also owns the adult Internet membership Web site, couplestouch.com, and a network of online adult auction sites under the flagship URL naughtybids.com. Rick's Cabaret common stock is traded on NASDAQ under the symbol RICK. For further information contact ir@ricks.com.
                               ------------

Forward-looking Statements:

This document contains forward-looking statements that involve a number of risks and uncertainties that could cause the company's actual results to differ materially from those indicated in this document, including the risks and uncertainties associated with operating and managing an adult business, the business climates in New York City and elsewhere, the success or lack thereof in launching and building the company's businesses in New York City and elsewhere, risks and uncertainties related to the operational and financial results of our Web sites, conditions relevant to real estate transactions, and numerous other factors such as laws governing the operation of adult entertainment businesses, competition and dependence on key personnel. Rick's has no obligation to update or revise the forward-looking statements to reflect the occurrence of future events or circumstances. For further information go to ricks.com.


Contact:
Rick's Cabaret International, Inc.
Allan Priaulx, 212-338-0050
ir@ricks.com
------------
Source: Rick's Cabaret International, Inc.